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                                                                   EXHIBIT 10.24



                              CONSULTING AGREEMENT

               THIS CONSULTING AGREEMENT, having an effective date of November 6, 2000, is made between NEORX CORPORATION (hereinafter referred to as "NeoRx"), 410 West Harrison, Seattle, Washington 98119, and DOUGLASS GIVEN, M.D., PH.D. (hereinafter referred to as "Consultant"), 130 Gloria Circle, Menlo Park, California 94025.

               The parties agree as follows:

               1. Term. The term of this Agreement shall be from November 6, 2000 through April 6, 2001. Either party may terminate this Agreement immediately with cause, or upon 30 days prior written notice without cause.

               2. Services to be Provided. Consultant shall provide consulting services primarily related to NEORX'S SKELETAL TARGETED RADIOTHERAPY (STR) PROJECT, INCLUDING BUT NOT LIMITED TO, STR MEDICAL AND MANUFACTURING MATTERS, AND ALSO GENERAL NEORX MEDICAL AND TECHNICAL MATTERS. Such services will be provided at a minimum of 2 days per week at NeoRx and off-site as needed.

               3. Independent Contractor. The parties understand and hereby acknowledge that nothing in this Agreement shall be construed to create any relationship other than that of an independent contractor relationship. Consultant is not an agent, employee, officer or trustee of NeoRx, and is not entitled to the benefits provided by NeoRx to its agents, employees, officers or trustees, except as may be expressly provided herein. NeoRx may, during the term of this Agreement, engage other independent contractors to perform consultant services. To that end, NeoRx will retain no control over the methods by which Consultant performs his services, provided, however, that the days on which Consultant's services are required may be determined by NeoRx according to its needs. These services may be provided to NeoRx by telephone or at meetings convened at a mutually agreeable time and place, or may be provided to others at NeoRx's request.

               4. Compensation. During the term of this Agreement, NeoRx shall pay Consultant the sum of $25,000 once monthly upon receipt of an invoice for the services directed to "Attention: Kenneth Chow." Consultant understands that he is an independent contractor and will be responsible for his own withholding taxes and social security deductions.

               As further compensation, NeoRx shall also grant Consultant certain stock options as set forth in the Stock Option Letter Agreement dated November 16, 2000.

               The invoice submitted by Consultant shall provide the date and a brief description of services rendered per day, and NeoRx shall provide payment for approved services within thirty (30) days of receipt of such invoice. In addition, NeoRx shall reimburse Consultant for actual and necessary out-of-pocket expenses incurred, where such expenses are related to services rendered under this Agreement. Consultant shall submit a monthly itemized expense statement to NeoRx and NeoRx shall provide reimbursement of approved expenses within thirty (30) days

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of receipt of such statement; this expense statement shall also be directed to the attention of Kenneth Chow.

               5. Confidential Information and Property. Consultant agrees that he will not disclose or use any Confidential Information relating to NeoRx, or any property of NeoRx, except as NeoRx shall direct. "Confidential Information" includes all plans, research, test procedures and results, products, formulas, processes, protocols, computer data, customer lists, marketing plans, financial information, business strategies, relationships with third parties of NeoRx, and all information related to NeoRx and not generally available to the public. "Property" means chemical, biochemical, biological, synthetic and other materials used in NeoRx's business. Consultant agrees that no patent rights or licenses are granted to Consultant by this paragraph, and further agrees that NeoRx has no obligation to grant Consultant any rights in patents, Confidential Information or property of NeoRx. Consultant consents that NeoRx may disclose to others that he is acting as a consultant relative to the services described in paragraph 2. The restrictions contained in this paragraph 5 concerning confidentiality shall be effective during the term of this Agreement and at all times thereafter.

               6. Exceptions. Consultant shall not be subject to the restrictive obligations set forth in Section 5 as to the disclosure or use of any information which : (1) is or later becomes publicly known under circumstances involving no breach of this Agreement by Consultant; (2) is already known to Consultant at the time of receipt of the information; (3) is lawfully made available to Consultant by a third party; or (4) is required by law or regulation.

               Specific Confidential Information shall not be considered to fall within the above exceptions merely because it is within the scope of more general information within an exception. Furthermore, a combination of features shall not be considered to fall within the above exceptions unless the combination itself, including its principles of operation, are within the exceptions.

               7. Assignment. All Inventions which Consultant conceives, develops or actually reduces to practice, either alone or with others, relating to the actual services provided by Consultant shall be the exclusive property of NeoRx. Consultant hereby assigns to NeoRx or its designee all of Consultant's right, title and interest in and to any Invention, any patent applications relating thereto, and any patents granted thereon, and will execute any such formal Assignment documents upon request of NeoRx. Consultant shall disclose such Inventions to NeoRx promptly and in writing. When requested and at NeoRx's expense, Consultant will assist NeoRx or its designee in efforts to protect NeoRx's proprietary and patent rights to such Inventions.

               For the purposes of this Agreement, "Invention" shall mean all inventions, discoveries, concepts and ideas, whether patentable or not, including but not limited to articles, processes, methods, formulas, systems and techniques, as well as improvements and derivations and know-how related thereto.

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               8. Adherence to Terms. Consultant agrees that he shall require his officers, employees, affiliates, associates, agents, contractors and other personnel to adhere to the terms of this Agreement.

               9. Entire Agreement. This Agreement expresses the entire understanding between the parties on the subject matter hereof. The provisions of this Agreement may not be waived or modified except by a writing signed by the party against whom enforcement is sought. No waiver of breach shall constitute a subsequent waiver of any subsequent breach, and if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall remain valid and enforceable.



                                       NeoRx Corporation



Date:                                  By:
      ----------------------------        --------------------------------------
                                            Paul G. Abrams, M.D., J.D.
                                            Chief Executive Officer



Date:
     -----------------------------
                                       Douglass Given, M.D., Ph.D.
                                       Soc. Sec. or Tax ID